SMART CHOICE AUTOMOTIVE GROUP, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 28, 1999


TO THE SHAREHOLDERS OF SMART CHOICE AUTOMOTIVE GROUP, INC.

     Notice is hereby given that the annual meeting of shareholders (the "Annual Meeting") of Smart Choice Automotive Group, Inc., a Florida corporation (the "Company"), will be held at the Company's corporate office located at 5200 South Washington Avenue, Titusville, Florida 32780 on Monday, June 28, 1999 at 8:00 a.m. (EDT), to consider and vote upon the following proposals, all of which are more completely set forth in the accompanying Proxy Statement:

1. To approve specific stock option grants of an aggregate 190,000 shares of Common Stock to certain employees of the Company.

2.   To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on May 17, 1998 as the record date (the "Record Date") for the determination of stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

                            By order of the Board of Directors,


                            /s/ GARY R. SMITH
                            ------------------------
                            Gary R. Smith, President

Titusville, Florida
Date:  May 24, 1999

     A PROXY CARD AND THE ANNUAL REPORT OF THE COMPANY FOR 1998 ARE ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE
ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IN THE UNITED STATES.

                       SMART CHOICE AUTOMOTIVE GROUP, INC.


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 28, 1999



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Smart Choice Automotive Group, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share ("Common Stock"), for use at the annual meeting of shareholders (the "Annual Meeting") of the Company to be held at 8:00 a.m.
(EDT), on Monday, June 28, 1999, or at any adjournment(s) or postponement(s) thereof, pursuant to the foregoing Notice of Annual Meeting of Shareholders.

     The approximate date that this Proxy Statement and the enclosed proxy card are first being sent to shareholders is May 27, 1999. Shareholders should review the information provided herein in conjunction with the Company's 1999 Annual Report, which accompanies this Proxy Statement. The Company's principal executive offices are located at 5200 South Washington Avenue, Titusville, Florida 32780, and its telephone number is (407) 269-9680.

                             PURPOSES OF THE MEETING

     At the Annual Meeting the Company's shareholders will consider and vote upon the following matters:


1. To approve specific stock option grants of an aggregate 190,000 shares of Common Stock to certain employees of the Company.

2.   To transact such other business as may properly come before the meeting.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted FOR approval of the grants of stock options to certain of the Company's employees described above in Proposal 1. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specification so made. The Board does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.


                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors of the Company has fixed the close of business on May 17, 1999 as the record date (the "Record Date") for the Annual Meeting. Only holders of record of the outstanding shares of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the close of business on the Record Date, the Company had issued and outstanding 7,393,458 shares of Common Stock. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business.

     The affirmative vote of a majority of the votes cast is required to approve Proposal 1.

     The Florida Business Corporation Act (the "FBCA") provides matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the FBCA, or other applicable laws, or the Company's Articles of Incorporation require a greater vote). Therefore, under the FBCA, abstentions and broker non-votes have no legal effect.

     A list of shareholders entitled to vote at the Annual Meeting will be available at the Company's offices at 5200 South Washington Avenue, Titusville, Florida 32780 for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any shareholder.

     A SHAREHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING PROXY CARD HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT ITS OFFICES, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROXIES THAT ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

                                   MANAGEMENT

     The following table sets forth the names, ages, and positions with the Company of all of the executive officers and directors of the Company. Also set forth below is information as to the principal occupation and business experience for each person in the table.

         NAME         AGE          POSITION AND OFFICE
         ----         ---          -------------------

Robert J. Abrahams     72   Chairman of the Board and Director
Gary R. Smith          46   President, Chief Executive Officer, and Director
Ronald W. Anderson     52   Executive Vice President and Chief Operating Officer
Joseph A. Alvarez      43   Executive Vice President
Robert J. Downing      41   Senior Vice President and Chief Legal Officer
Lewis H. Berman        59   Director
John W. Holden, Jr.    57   Director
Craig Macnab           42   Director

     Robert J. Abrahams has been Chairman of the Board and a director of the Company since 1997. For the past ten years, Mr. Abrahams has been self employed as an independent consultant in the financial services industry. Mr. Abrahams also serves on the Board of Directors of one public company, HMI Industries, Inc. and six private companies, five of which are independent consumer finance companies and one is a life insurance company. Prior to that time, Mr. Abrahams spent 28 years with Heller Financial Corporation ("Heller"), an international financial services company, in charge of its consumer finance activities. Mr. Abrahams held various titles at Heller, including Executive Vice President from 1985 to 1988. Mr. Abrahams serves as a member of the Executive Committee and Compensation Committee of the Board of Directors of the Company.

     Gary R. Smith has been the President, Chief Executive Officer, and a director of the Company since 1997. For the past six years, since 1990, Mr. Smith has been the President, Chief Executive Officer, and through January 1997, owner of Florida Finance Group, Inc. ("FFG"), an automobile finance company. Mr. Smith has also served since 1981 as the President, Chief Executive Officer, and through January 1997, owner of Suncoast Auto Brokers, Inc. ("SAB"), an automobile dealership, and Suncoast Auto Brokers Enterprises, Inc., a used car dealership ("SABE"). On January 28, 1997, the Company acquired FFG, SAB and SABE. Mr. Smith served as President of the Florida Independent Automobile Dealers Association in 1993 and currently serves as a member of the association's Board of Directors. Mr. Smith also serves as a member of the Board of Directors of the National Independent Automobile Dealers Association. Mr. Smith is a member of the Executive Committee of the Board of Directors of the Company.

     Ronald W. Anderson joined the Company as Executive Vice President and Chief Operating Officer in 1997. From June 1996 to March 1997 he was Vice President of Marketing for North American Mortgage Insurance Group. From 1989 through June 1996, he was Executive Vice President for operations of the Riverside Group, a diversified holding company, the business of which included real estate, insurance, and retail building supplies.

     Joseph A. Alvarez has served as Executive Vice President of the Company since 1997, in which capacity he is in charge of the automobile sales activities of the Company. Prior to joining the Company, Mr. Alvarez was general manager of the following factory franchised new car dealerships: Lokey Automobile Group (1996-1997); Carlisle Motors (1994-1996); and Dimmitt Cadillac (1988-1994).

     Robert J.  Downing  joined the Company as Senior Vice  President  and Chief
Legal Officer in 1998. From 1990 to present, he has been the principal shareholder in Downing & Associates, a law firm in Miami, Florida and New Mexico. During that time, Mr. Downing also acted as of counsel to Cohen & Cohen, P.A. a Santa Fe, New Mexico law firm (1994 through 1997) and as of counsel to Montgomery & Andrews, P.A., an Albuquerque, New Mexico law firm (1991 through
1992).

     John W. Holden, Jr. was appointed as a director of the Company in 1998. Mr. Holden has been President and Chief Executive Officer of Pioneer Credit Company, a consumer finance company, since 1974.

     Craig Macnab was appointed as a director of the Company in 1997. From January 1997 to March 1999, Mr. Macnab was President of Tandem Capital, which provides growth capital to small, rapidly growing public companies with market capitalization up to $100 million. Mr. Macnab also serves on the Board of Directors of Environmental Tectonics Corporation and JDN Realty Corp. From 1991 until 1993 he was a partner in J.C. Bradford, a securities firm. Mr. Macnab also serves on the Compensation Committee and Audit Committee of the Board.

     Lewis H. Berman was appointed a director of the Company in 1998 and currently serves as a member of the Audit Committee of the Board of Directors. Mr. Berman, a certified public accountant, founded Berman, Hopkins, Wright, Arnold, LaHam LLP, an accounting and business consulting firm with offices in Merritt Island and Melbourne, Florida, in 1964. Mr. Berman retired as managing partner of such firm in January 1996.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During 1998, the Board of Directors held nine meetings. During 1998, each director attended at least 75% of the meetings of the Board of Directors and of the committees on which such director served as a member. The Company's Board of Directors has a standing Compensation Committee, Executive Committee and Audit Committee. The Compensation Committee, which held two meetings in 1998, makes recommendations to the Board of Directors regarding salaries, incentives and other forms of compensation for executive officers, directors, and employees of the Company. At present, the Compensation Committee's members are Robert J. Abrahams, Craig Macnab (Chair) and John W. Holden, Jr. The Executive Committee, which held two meetings in 1998, exercises all of the authority of the Board of Directors, when the Board of Directors is not session. At present, the members of the Executive Committee are Robert J. Abrahams (Chair), Gary R. Smith and Craig Macnab. The Audit Committee, which held two meetings in 1998, reviews the Company's accounting practices, internal accounting controls, and financial results, and oversees the engagement of the Company's independent auditors. At present, the members of the Audit Committee are Craig Macnab and Lewis H. Berman (Chair).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC and NASDAQ initial reports of beneficial ownership and reports of changes of beneficial ownership of Common Stock of the Company. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company believes, based solely on a review of the copies of such forms furnished to the Company, that during 1998 such individuals complied with all Section 16(a) filing requirements applicable to them, (i) except that the award of options to purchase 50,000 shares of Common Stock to each of Ronald W. Anderson, Joseph A. Alvarez, Joseph E. Mohr and Robert J. Downing pursuant to the 1998 Executive Incentive Compensation Plan, which awards were approved by the Company's shareholders on June 24, 1998, were not reported on a timely basis;
(ii) Gerald C. Parker did not report on a timely basis dispositions of Common Stock in July of 1998; and (iii) Thomas E. Conlan did not report on a timely basis dispositions of Common Stock in May, June and July of 1998. To the knowledge of the Company appropriate reports of such transactions have been filed with the SEC.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the 1998, 1997 and 1996 fiscal years of the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1998 (the "Named Executive Officers"). None of the Named Executive Officers served for any of 1996, or all of 1997. Therefore, salary amounts are not reflected for 1996. Salary amounts for 1997 do not reflect salary for a full year.

 SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services in all capacities for the 1998 and 1997 fiscal years of the Chief Executive Officer and the other four most highly compensated executive officers of the Company as of December 31, 1998.


                   Name And                     FISCAL                                    LONG TERM COMPENSATION
              PRINCIPAL POSITION                  YEAR      SALARY        BONUS      SECURITIES UNDERLYING OPTIONS (1)
              ------------------                  ----      ------        -----      -----------------------------

Robert J. Abrahams                              1998        $120,000       $10,000               50,050
Chairman of the Board                           1997         110,819           --                   --

Gary R. Smith                                   1998         282,692           --                50,050
President and Chief Executive Officer           1997         217,851           --               151,250

Ronald W. Anderson
Executive Vice President and
Chief                                           1998         188,461           --               50,050
Operating Officer                               1997         115,328           --               41,500

Joseph E. Mohr
Former Executive Vice President and Chief       1998         150,000 (2)       --               50,050
Financial Officer                               1997          37,073           --               15,000

Joseph A. Alvarez                               1998         150,000       $50,000 (3)          50,050
Executive Vice President                        1997         113,010       $50,000 (4)          12,500

------------------

(1) The amounts shown in this column represent outstanding stock options granted as compensation. See "Executive Compensation-Stock Option Plans."

(2)  Mr. Mohr resigned from the Company on February 26, 1999.

(3) Mr. Alvarez's employment agreement provides for a bonus payment at the end of each fiscal year of $50,000, which the Company paid in 1999.

(4) Mr. Alvarez's employment agreement provides for a bonus payment at the end of each fiscal year of $50,000, which the Company paid in 1998.



OPTION GRANTS TABLE  FOR FISCAL  1998

     The following table sets forth information regarding stock options granted during 1998 to the Named Executive Officers.



                                                                                                      Potential Realizable
                                                                                                        Value at Assumed
                                                                                                        Annual Rates of
                      Number of        Percent of                                                         Stock Price
                     Securities      Total Options                     Market                           Appreciation for
                     Underlying        Granted to       Exercise      Price at                         Option Term (1)
                      Options        Employees in     Price Per       Date of      Expiration      -----------------------
                     Granted (#)      Fiscal Year     Share ($/SH)     Grant          Date            5%            10%
                     -----------      -----------     ------------    --------     ----------      -------       ---------

Robert J. Abrahams      50,000             6%           $3.38        $3.38        12/1/03          $ 46,692      $ 103,176
                            25          .003%           $9.50        $9.50         7/1/01          $     37      $      78
                            25          .003%           $7.75        $7.75         4/3/01          $     30      $      64

Gary R. Smith           50,000             6%           $3.38        $3.38        12/1/03          $ 46,692      $ 103,176
                            25          .003%           $9.50        $9.50         7/1/01          $     37      $      78
                            25          .003%           $7.75        $7.75         4/3/01          $     30      $      64

Ronald W. Anderson      50,000             6%           $9.50        $9.50         7/1/03          $ 131,234     $ 289,992
                            25          .003%           $9.50        $9.50         7/1/01          $      37     $      78
                            25          .003%           $7.75        $7.75         4/3/01          $      30     $      64

Joseph E. Mohr          50,000             6%           $9.50        $9.50         7/1/03          $ 131,234     $ 289,992
                            25          .003%           $9.50        $9.50         7/1/01          $      37     $      78
                            25          .003%           $7.75        $7.75         4/3/01          $      30     $      64

Joseph A. Alvarez       50,000             6%           $9.50        $9.50         7/1/03          $ 131,234     $ 289,992
                            25          .003%           $9.50        $9.50         7/1/01          $      37     $      78
                            25          .003%           $7.75        $7.75         4/3/01          $      30     $      64

-----------------------

(1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table will not necessarily be achieved.

AGGREGATED OPTION EXERCISES AND DECEMBER 31, 1998 OPTION VALUES

     The following table sets forth information concerning stock options exercised by the Named Executive Officers in 1998 and the value of unexercised stock options at December 31, 1998 for the Named Executive Officers.


                                                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED IN-
                       NO. SHARES                      UNDERLYING UNEXERCISED            THE-MONEY OPTIONS AT
                       ACQUIRED ON         VALUE       OPTIONS AT DECEMBER 31, 1998      DECEMBER 31, 1998
    NAME               EXERCISE          REALIZED      EXERCISABLE/UNEXERCISABLE (1)    EXERCISABLE/UNEXERCISABLE (2)(3)
    ----               -----------        --------     -----------------------------    --------------------------------

Robert J. Abrahams            --                --                  50 / 50,050                  $ 0 / $ 34,000

Gary R. Smith                 50          $   3.00              50,050 / 50,050                  $ 0 / $ 34,000

Ronald W. Anderson            --          $     --              27,600 / 50,050                  $ 0 / 0

Joseph E. Mohr            23,513          $    -0-              15,050 / 50,050                  $ 0 / 0

Joseph A. Alvarez             --                --              12,550 / 50,050                  $ 0 / 0

-----------------

(1) All options are to purchase shares of Common Stock. Options listed as "exercisable" consist of options granted on or prior to December 31, 1998 which became exercisable on or prior to December 31, 1998.

(2) Based on the $4.06 closing price of a share of Common Stock on December 31, 1998.

(3) Based on the $1.19 closing price of a share of Common Stock on May 11, 1999, options listed as unexercised in-the-money options at December 31, 1998 are all out-of-the-money at May 11, 1999.

1998 EXECUTIVE INCENTIVE COMPENSATION PLAN

     Following the recommendation of the Board of Directors, the shareholders of the Company approved the 1998 Executive Incentive Compensation Plan (the "1998 Plan") at the Annual Meeting held on June 24, 1998. The terms of the 1998 Plan provide for grants of stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively "Awards"). The effective date of the 1998 Plan is April 30, 1998 (the "Effective Date"). Under the 1998 Plan, the total number of shares of Common Stock that may be subject to the granting of Awards is 750,000 shares, plus the number of shares with respect to which Awards were previously granted under the 1998 Plan that terminated without being exercised, and the number of shares that are surrendered in payment of Awards, or any tax withholding requirements. Awards with respect to 597,500 shares have been made under the 1998 Plan since the Effective Date.

EMPLOYMENT AGREEMENTS

     In 1997, the Company entered into employment agreements with Messrs. Abrahams, Smith, Alvarez, Anderson and Mohr providing for initial base salaries of $120,000, $250,000, $150,000, $150,000 and $150,000, respectively. Mr.
Smith's contract was amended to provide for a base salary of $300,000 and Mr. Anderson's contract was amended to provide for a base salary of $200,000. Mr. Alvarez's employment agreement provides for a bonus payment at the end of each fiscal year of $50,000. The initial term of Mr. Smith's contract is five years and the others are for three. Each of the employment contracts is renewable, unless notice of termination is given prior to the renewal period. The salary for each executive is subject to annual review, and each executive is to be provided an automobile allowance ranging from $500 to $700 monthly or in lieu thereof, use of an automobile. In addition, the employment contracts provide for continuation of the executive's base salary and benefits for the remainder of the contract period if the employee is terminated without cause prior to the expiration of the contract or in the event of a change of ownership of the Company. The contracts also contain confidentiality and non-compete covenants.

DIRECTOR COMPENSATION

     The Company compensates its directors who are not employees by granting them options to purchase shares of the Company's Common Stock. In 1998, the non-employee directors were each granted five-year options for 6,250 shares of Common Stock exercisable at $5.00 per share. The non-employee directors are reimbursed their travel expenses to attend meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998 the Company's Board of Directors with the advice of the Compensation Committee determined compensation matters during 1998. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity which had an executive officer who served on the Company's Board of Directors or Compensation Committee during the fiscal year ended December 31, 1998.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee reviews and makes recommendations to the Company's Board of Directors regarding the Company's executive compensation program. In that connection the Compensation Committee reviews each of the elements of the executive compensation program of the Company and periodically assesses the effectiveness and competitiveness of the program in total. The Compensation Committee has furnished the following report on executive compensation.

     The Company's compensation program for executive officers is primarily comprised of base salary, bonus, and short and long-term incentives in the form of stock option grants. Executives also participate in various other benefit plans, including medical and 401(k) plans, versions of which are generally available to all employees of the Company.

     The Company's philosophy is to pay base salaries to executives at levels that enable the Company to attract, motivate and retain highly qualified executives. In addition, the Company gives bonuses as a reward for performance based upon individual performance and overall Company financial results. Stock option grants are intended to result in no reward if the stock price does not appreciate, but may provide substantial reward to executives as stockholders benefit from stock price appreciation.

     BASE SALARY AND BONUSES. Each Company executive receives a base salary, which when aggregated with his bonus, is intended to be competitive with similarly situated executives in the Company's industry. The Company targets base pay at the level required to attract and retain highly qualified executives. In determining salaries, individual experience and performance and specific needs particular to the Company are taken into account.

     In addition to base salary, executives are eligible to receive an annual bonus. The Board of Directors approved the Company's Executive Incentive Bonus Plan which would provide for cash bonuses to executives based on the Company's and the executive's 1998 performance. No bonuses were paid to executive officers in respect of fiscal year 1998. The amount of bonus and the performance criteria vary with the position and role of the executive within the Company, although bonuses are significantly tied to the Company's financial performance.

     STOCK, OPTIONS AND OTHER AWARDS. The Company believes that it is important for executives to have an equity stake in the Company and, toward this end, has made option grants to key executives from time to time. Option grants have taken into account the level of awards granted to executives at companies in the Company's industry, the awards granted to other executives within the Company and the individual officer's specific role at the Company. At the 1998 Annual Meeting of Shareholders, the shareholders approved a proposal for the 1998 Plan which includes, among other things, provisions for grants of stock, stock options, stock appreciation rights, restricted and deferred stock, bonus stock, dividend equivalents, awards in lieu of cash obligations, and other stock-based awards, to executive officers.

     A plan committee comprised of directors who are not employees of the Company administer the 1998 Plan.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Gary R. Smith was the owner and President of the used car dealerships and finance company that were acquired by the Company in the Eckler/Smart Choice merger. The terms of Mr. Smith's employment were primarily negotiated with him in connection with the merger transaction. Mr. Smith's five year employment agreement with the Company, as amended, provides for a salary of $300,000 per year with no increase in salary level. Mr. Smith did not receive a bonus in respect of fiscal year 1998. The Compensation Committee believes that Mr. Smith's salary is at or below the compensation paid to Chief Executive Officers of comparable, publicly-held companies.

                                                  Robert J. Abrahams
                                                  John W. Holden, Jr.
                                                  Craig Macnab

STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Composite Index and the Company's peer group index. The Company's peer group consists of Ugly Duckling Corporation and Litha Motors, Inc. The stock performance graph assumes $100 was invested on January 1, 1998 and measures the return thereon at various points based on the closing price of the Common Stock on the dates indicated.


                              SMART CHOICE              PEER         NASDAQ
   MEASUREMENT PERIOD    AUTOMOTIVE GROUP, INC.         GROUP       COMPOSITE
   ------------------    ----------------------         -----       ---------

         1/29/97                  100                   100            100
         3/31/97                   89                    86             90
         6/30/97                   79                    75            106
         9/30/97                  102                    83            124
        12/31/97                   68                    66            116

         1/2/98                   100                   100            100
         3/31/98                  106                   119            116
         6/30/98                  121                   105            120
         9/30/98                   51                    70            107
        12/31/98                   48                    91            139


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by (i) each director of the Company,
(ii) the Named Executive Officers, (iii) all directors and executive officers of the Company as a group, and (iv) each shareholder known by the Company to be a beneficial owner of more than 5% of the Company's voting securities as of May 11, 1999. The Company believes that except as otherwise noted, each person named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such person.


                                                           SHARES
      NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)(2)      PERCENTAGE OF CLASS(2)
      ------------------------                    ------------------------      ----------------------

EXECUTIVE OFFICERS AND DIRECTORS
--------------------------------

Robert J. Abrahams (3)                                      193,345                       2.9%

Gary R. Smith (4)                                           737,569                      11.0%

Ronald W. Anderson (5)                                      87,663                        1.3%

Joseph A. Alvarez (6)                                       102,650                       1.5%

Robert J. Downing ( 7 )                                     85,050                        1.3%

Craig Macnab (8)                                            34,400                         *

John W. Holden, Jr. (9)                                      7,750                         *

Berman, Lewis H.  (10)                                      26,250                         *


All executive officers and directors as a
group (8 persons)                                          1,274,677                     19.1%

CERTAIN SHAREHOLDERS (11)
-------------------------

Ralph H. Eckler (12)                                        793,300                      11.8%

Thomas E. Conlan (13)                                       784,001                      11.8%

Sirrom Capital Corporation (14)                             960,172                      14.4%

Gary R. Smith and Gerald C. Parker,
Trustees (15)                                               380,012                       5.7%

Bankers Insurance Group, Inc. (16)                          133,172                       1.9%

Bankers Life Insurance Company (17)                         398,560                       5.9%

-----------------------

*Less than 1%.

(1) For purposes of calculating beneficial ownership percentages, 6,676,545 shares of Common Stock were deemed outstanding.

(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant, or right. Shares of Common Stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants, or rights but are not deemed outstanding for computing the percentage of any other person.

(3) The shares shown represent (i) 23,000 shares owned directly; (ii) 161,400 shares underlying presently exercisable rights to acquire Common Stock; and
     (iii) 8,945 shares underlying convertible preferred stock.

(4) The shares shown represent (i) 257,457 shares owned directly; and (ii) 100,100 shares underlying presently exercisable rights to acquire Common Stock. See Note (15) for information as to Mr. Smith's beneficial ownership of shares of Common Stock held by trusts as to which Mr. Smith and Gerald
     C. Parker are co-trustees.

(5) The shares shown represent (i) 10,000 shares owned directly; and (ii) 77,663 shares underlying presently exercisable rights to acquire Common Stock.

(6) The shares shown underlie presently exercisable rights to acquire Common Stock, of which 52,600 are presently exercisable.

(7) The shares shown underlie presently exercisable rights to acquire Common Stock, of which 35,000 are presently exercisable.

(8) The shares shown represent (i) 14,750 shares owned directly; (ii) 6,250 shares underlying presently exercisable rights to acquire Common Stock; and
     (iii) 13,400 shares underlying convertible preferred stock.

(9) The shares shown represent (i) 1,500 shares owned directly; and (ii) 6,250 shares underlying presently exercisable rights to acquire Common Stock.

(10) The shares shown represent (I) 20,000 shares owned directly; and (ii) 6,250 shares underlying presently exercisable rights to acquire Common Stock.

(11) Each of these shareholders, together with Gary R. Smith, Ralph H. Eckler, and Gerald C. Parker, beneficially own 5% or more of the outstanding Common Stock.

(12) The shares shown represent (i) 593,300 shares owned directly, (ii) 160,000 shares underlying presently exercisable rights to acquire Common Stock; and
     (iii) 40,000 shares underlying a presently exercisable option which Mr. Eckler holds jointly with Thomas E. Conlan and Gerald C. Parker.

(13) The shares shown represent (i) 513,995 shares owned directly; (ii) 40,000 shares underlying a presently exercisable option which Mr. Conlan holds jointly with Gerald C. Parker and Ralph H. Eckler; (iii) 37,500 shares underlying presently exercisable rights to acquire Common Stock; (iv) 2,500 shares held in a trust of which Mr. Conlan is a co-trustee with Gerald C. Parker; and (v) 190,006 shares held in two trusts of which Mr. Conlan is the beneficiary and Gary R. Smith and Gerald C. Parker are co-trustees of these two trusts. Thomas E. Conlan's address is 1081 Fairview Lane, Singer Island, Florida 33404.

(14) These shares shown represent shares underlying presently exercisable rights to acquire Common Stock. The address of Sirrom Capital Corporation is 500 Church Street, Suite 200, Nashville, Tennessee 37219.

(15) Gerald C. Parker and Gary R. Smith are co-trustees of four trusts which hold these shares and share voting and investment power as to these shares.

(16) The shares shown represent shares issued to Bankers Insurance Group, Inc. upon conversion of convertible notes on March 29, 1999.

(17) The shares shown represent shares issued to Bankers Life Insurance Company upon conversion of convertible notes on March 29, 1999.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Gary R. Smith leases the Company real property in Pinellas Park, Florida on which the Company operates a used car dealership. The lease term expires in 1999 and has three one-year renewals. The monthly rental for the property is $3,500 plus taxes.

                       APPROVAL OF OPTION GRANTS TO SALES
                           EMPLOYEES (PROPOSAL NO. 1)

OPTIONS GRANTED

     The Board of Directors has approved and recommends to the stockholders that they approve specific stock option grants in 1999 to certain employees of the Company. Certain rules of the Nasdaq SmallCap market, which first became applicable to the Company in February, 1998, require that such grants of stock options be submitted to the Company's shareholders for approval.

     In 1999 the Company granted, subject to shareholder approval, options to purchase Common Stock at an exercise price of $2.09 per share which are exercisable for a period of five years from the date of grant. The exercise price equals the closing price of the Common Stock on March 18, 1999, the date of grant. The closing price of the Common Stock was $1.19 per share on May 11, 1999, so all of the options are presently out-of-the-money. These options vest annually over a three year period if the employee remains employed by the Company at such time. The Board of Directors granted these options to provide certain of the Company's employees an economic incentive to meet or exceed the Company's goals. These options were granted to the individuals listed below as follows:

                  NAME OF EMPLOYEE          NO. OF SHARES UNDERLYING OPTIONS

                  Joseph A. Alvarez                    50,000
                  Charles Bonanno                      50,000
                  Thomas A. Holodak                    30,000
                  Larry Ulmer                          30,000
                  Robert Warren                        30,000
                                                       ------

                           TOTAL:                     190,000
                                                      =======
VOTE REQUIRED

     The affirmative vote of a majority of the votes cast is required to approve Proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO APPROVE THESE STOCK OPTION GRANTS.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     BDO Seidman, LLP currently serves as the independent certified public accountants for the Company. Representatives of BDO Seidman, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

        Any proposal of a shareholder intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the President of the Company for possible inclusion in the Company's Proxy Statement, and notice of meeting relating to that meeting by January 22, 2000. Shareholder proposals must be made in compliance with applicable legal requirements promulgated by the Securities and Exchange Commission and be furnished to the President by certified mail, return receipt requested.

                              COSTS OF SOLICITATION

      The entire cost of solicitation of proxies by the Board of Directors will be borne by the Company. In addition, to the use of the mails, proxies may be solicited by personal interview, facsimile, telephone and telegram by directors, officers and employees of the Company. The Company expects to reimburse brokers or other persons for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

     YOU ARE URGED TO SIGN AND RETURN YOUR PROXY PROMPTLY TO MAKE CERTAIN YOUR SHARES WILL BE VOTED AT THE 1999 ANNUAL MEETING. FOR YOUR CONVENIENCE, A RETURN ENVELOPE IS ENCLOSED.

                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     Gary R. Smith, President
Titusville, Florida
May 24, 1999

                             PROXY FOR COMMON STOCK

              SMART CHOICE AUTOMOTIVE GROUP, INC. SHAREHOLDER PROXY
     THIS SHAREHOLDER PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS JUNE 28, 1999

     The undersigned hereby appoints Gary R. Smith and Robert J. Downing and any of them, as proxies, each with the power to appoint his substitute, to represent, and vote all shares of Common Stock of and on behalf of the undersigned as designated on the reverse side at the Annual Meeting of Shareholders of Smart Choice Automotive Group, Inc. to be held June 28, 1999, and any adjournments thereof, with all powers the undersigned would possess if personally present and voting at such meeting.

Please mark your votes
as indicated in this example [ X ]

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.


1.   PROPOSAL TO APPROVE GRANT OF STOCK OPTIONS TO CERTAIN EMPLOYEES.

     [  ] FOR       [  ] AGAINST        [  ] ABSTAIN


     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, the Proxy will be voted FOR Proposal 1.

                    PLEASE MARK ON THIS SIDE; THEN SIGN, DATE
          AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE

                           (Continued from other side)

                         ANNUAL MEETING OF SHAREHOLDERS

                      SMART CHOICE AUTOMOTIVE GROUP, INC.
                                 to be held at:

                           5200 S. Washington Avenue
                           Titusville, Florida 32780


                                 June 28, 1999
                             8:00 A.M., Local Time


     This Proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, the Proxy will be voted FOR Proposal 1. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.

                             THIS PROXY IS SOLICITED
                       ON BEHALF OF THE BOARD OF DIRECTORS


                     Date:                    , 1999
                          --------------------


                    --------------------------------------------
                    Signature


                   --------------------------------------------
                    Signature if held jointly

     PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) HEREON. If shares are held in the name of two or more persons, all must sign. When signing as Attorney, Executor, Administrator, Personal Representative, Trustee, or Guardian, give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer.